Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES BORROWING BASE INCREASE TO $500 MILLION AND FINANCIAL LIQUIDITY IN EXCESS OF $620 MILLION

RADNOR, PA (Globe Newswire) October 24, 2014 – Penn Virginia Corporation (NYSE: PVA) announced today that its bank group has approved an increase in the borrowing base under PVA’s senior secured credit facility from approximately $438 million to $500 million. PVA’s financial liquidity, inclusive of the expanded borrowing capacity and its $124 million cash balance as of September 30, 2014, is in excess of $620 million. The 14 percent increase in the borrowing base is the result of PVA’s ongoing and successful Eagle Ford Shale drilling program and the increased value of proved reserves.

Under the terms of the credit facility, which matures in September 2017, the bank group re-determines the borrowing base semi-annually utilizing the banks’ estimates of reserves and future oil and gas prices.

H. Baird Whitehead, President and Chief Executive Officer stated, “We are very pleased to announce the increase in our borrowing base to $500 million, which was above our expectations. The increased borrowing base improves our liquidity position and enhances our ability to capitalize on the opportunities in the Eagle Ford Shale.”

The bank group is comprised of 12 banks, led by Wells Fargo Bank, N.A., which serves as administrative agent of the credit facility.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in south and east Texas. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com